Exhibit 10.75
CASH MANAGEMENT AGREEMENT
Dated as of January 1, 2010
     This Cash Management Agreement, is effective as of the date first written above, by and between Colorado Casualty Insurance Company (the “Principal”), and Liberty Mutual Investment Advisors LLC (the “Manager”).
Background
     The Manager, a Massachusetts limited liability company, is an indirect subsidiary of Liberty Mutual Holding Company Inc. (the “Ultimate Parent Company”) and was formed for the purpose of making, holding and administering short-term investments maturing in 365 days or less of purchase (“Short-Term Obligations”).
     The purpose of this Agreement is to provide for the terms and conditions under which the Manager will make, hold and administer certain investments in Short-Term Obligations for and on behalf of the Principal for and on behalf of the Principal and other Participants (as hereinafter defined) in accordance with applicable investment restrictions and the New Hampshire Insurance Code.
Statement of Agreement
In consideration of their mutual promises, the Principal and the Manager hereby agree as follows.
1.	Investment Account. The Manager shall maintain an investment account or accounts in the Manager’s name (the “Account”) on behalf of the Principal, any other participating insurer affiliated with the Principal and/or the Ultimate Parent Company, an insurance subsidiary or affiliate of the Principal and/or the Ultimate Parent Company or a pension plan or profit-sharing plan of the Principal, its insurance subsidiaries or affiliates, (collectively, the “Participants”), and shall hold therein all debt obligations, accounts or deposits permitted by the New Hampshire Insurance Code as more fully described on Exhibit A, as may be amended from time to time, and attached hereto and incorporated herein (collectively, “Investments”), deposited in or purchased or otherwise acquired for and on behalf of the Principal and the Participants from time to time pursuant to the terms and conditions of this Agreement. All Investments in the Account shall be Short-Term Obligations.

2.	Ownership of Investments. All Investments held or acquired for the Account whether or not commingled, intermingled or jointly acquired for the Principal and one or more Participants, shall for all purposes continue to be the property of the Principal and the Participants. The Principal shall have an undivided interest in such Investments with the Participants. Proportionate Share shall mean the Principal’s share of the Investments in the Account determined on any day by dividing the value of Principal’s contribution to the Account by the current value on such day of the Investments in the Account (“Proportionate Share”). The Principal’s ownership interest in the Investments and the Account shall be evidenced by book-entries maintained by the Manager. The underlying assets of the Account are held solely for the benefit of each Principal.

3.	Authority of Manager. The Principal hereby authorizes the Manager, upon the terms and subject to the conditions of this Agreement, to engage in any of the following activities:
a)	To sell, purchase, transfer or otherwise acquire or dispose of, whether through brokerage transactions or otherwise, investments for the Account;

b)	To collect and credit to the Account all dividends, interest and other income on the Investments;

c)	To collect and credit to the Account all proceeds front the sale, redemption or other disposition of the Investments;

d)	To reinvest any dividends or interest earned by the Principal in additional shares of the Investments on behalf of the Principal;

e)	To hold in the Account all funds deposited with the Manager and Investments purchased with such funds on behalf of Principal and the Participants. The Account shall be established with a “qualified bank” as defined below:
(i)	A national bank, state bank or trust company that at all times is no less than adequately capitalized as determined by standards adopted by United States banking regulators and that either is regulated by state banking laws or is a member of the Federal Reserve System; or

(ii)	A bank or trust company incorporated or organized under the laws of a country other than the United States that is regulated as a bank or trust company by that country’s government or an agency thereof and that at all times is no less than adequately capitalized as determined by the standards adopted by international banking authorities; and
f)	To arrange for the automatic investment of any and all cash in the Account in Short-Term Obligations.
4.	Duties of the Manager. Upon the terms and subject to the conditions of this Agreement, the Manager shall perform the following duties:
a)	Notify the Principal in writing, promptly upon the opening of the Account, of the name and address of the qualified bank at which the Account is established, and the manner in which the funds are maintained;

b)	At all times hold all funds and other Investments in the Account;

c)	Furnish or ensure that the qualified bank furnishes to the Principal statements of investment income earned of and for the Account during each fiscal quarter, the amount of the Principal’s Proportionate Share at the end of such period, the amount of each Investment at the end of such period, and each transaction effected for the Account during such period; and
d)	Keep, compile, maintain and provide for inspection detailed accounting records of cash receipts and disbursements that reflects the Proportionate Share of the Principal and the Participants in the Investments, a complete and accurate description of each Investment of the Principal in the Account including the amount, interest rate, and maturity date, if any, of each of the Investments and other records that on a daily basis allow third parties to verify each participant’s Investments in the Account.
5.	Standard of Care. In performing its duties under this Agreement, the Manager will act in the interests of the Principal and the Participants except as otherwise provided herein. The Manager will not deal with the assets in the Account in its own interest or for its own account and, in particular, will not, without prior written consent of the Principal, as principal, sell assets to, purchase assets from, or borrow money or other property from the Account. In addition, the Manager, without prior written consent from the Principal, will not, acting as broker for another person, effect any sale or purchase of any security for the Account. The Manager shall not be liable to the Principal for any acts or omissions by the Manager, its employees and agents under and in connection with this Agreement, except by reason of acts or omission constituting gross negligence, willful misconduct or fraud on the part of the Manager, including its employees. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5 shall not be construed to provide for the exculpation of the Manager or any affiliate from any liability to the extent that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 5 to the fullest extent permitted by law.

6.	Withdrawals.
a)	Principal may withdraw all or any portion of its Proportionate Share from the Account on demand, without penalty or other assessment on any business day and settlement of funds must occur within a reasonable and customary period after a withdrawal, not to exceed ten (10) business days.

b)	Upon termination of this Agreement as provided in Section 16 hereof, the Manager shall withdraw from the Account, Principal’s Proportionate Share of all Investments held in the Account minus the Principal’s Proportionate Share of all management fees and Account Expenses (as defined in Section 14) and deliver and pay over the same to the Principal without penalty or assessment on any business day.

c)	At the Discretion of the Manager, Principal’s Proportionate Share shall be distributed as follows:
(i)	In cash, earnings on the Principal’s Proportionate Share will be credited daily and paid on the second business day of the following month;

(ii)	In kind, the Principal’s Proportionate Share of the Investments in the Account;

(iii)	In a combination of cash and in-kind distributions of the Principal’s Proportionate Share of the Investments in the Account.
7.	Authority to Commingle Investments. The Principal understands and agrees that the Manager may from time to time act as agent: for the Parent Company, as a Participant, and other Participants under the terms and subject to the conditions of Cash Management Agreements which are substantially identical to this Agreement. The Principal expressly authorizes the Manager to intermingle or commingle the Investments held in the Account with the Investments held on behalf of one or more Participants and to jointly hold or jointly purchase, sell, transfer or otherwise acquire or dispose of Investments on behalf of Principal and one or more Participants.

8.	Limited Authority. The Manager shall have only such authority to purchase, sell, transfer or otherwise acquire or dispose of Investments for the Account of the Principal and the Participants as is specifically provided for in this Agreement. Specifically, and without limitation of the foregoing sentence, the Manager shall not have (a) except as set forth in Section 7 above, the authority to commingle any investments in the Account with the general assets of the Manager or any other person, (b) the duty to advise the Principal or its representatives as to the value of any Investment (except to the extent expressly provided herein) or the advisability of acquiring or disposing of any Investment or to provide analysis of any Investment to the Principal or its representatives, (c) the authority to acquire Investments issued, assumed, guaranteed or insured by the Principal or any affiliate of the Principal, (d) the authority to borrow or incur indebtedness for borrowed money, except for securities lending and reverse repurchase transactions, as defined in New Hampshire law that meet the requirements of the New Hampshire Insurance Code, (e) the authority to permit the aggregate value of Investments then loaned or sold to, purchased from or invested in any one business entity to exceed ten (10%) percent of the total assets in the Account, nor (f) the authority to exceed the aggregate limitations for authorized investments by Principal set forth in the New Hampshire Insurance Code. For purposes of this Agreement, “business entity” means a corporation, limited liability company, association, partnership, joint stock company, joint venture, mutual fund trust, or other similar form of business organization whether organized as for-profit or not-for-profit.

9.	Acknowledgements and Consents. The Principal acknowledges that:
a)	the Manager may place orders for the execution of transactions with or through such brokers, dealers or banks as the Manager may select in its sole discretion. In selecting such broker, Manager will give primary consideration to obtaining the most favorable price and efficient execution. The Manager may consider, in addition, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities and Exchange Act of 1934, as amended) provided by brokers and dealers that may benefit the Principal. The Manager may, and is authorized to, consistent with its duty of best execution and in compliance with all applicable securities laws, pay a commission for executing a transaction which may be greater than the amount of the commission another broker or dealer might have charged for effecting that transaction, provided that the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided. Subject to the foregoing, the Principal acknowledges that such research services rendered may be useful in providing services to clients other than the Principal, and that not all such information will necessarily be used by the Manager in connection with rendering services to the Principal. The Principal understands and agrees that it will not direct brokerage, and that the choice of brokers is in the Manager’s sole discretion;
(b)	the Manager acts as adviser to other clients and consequently:
(i)	may give advice, and take action, with respect to any of those clients which may differ from the advice given, or the time or nature of action taken, with respect to the Account;

(ii)	where there is a limited supply of a security, the Manager will use its best efforts to allocate or rotate investment opportunities in a fair and equitable manner, and the Principal acknowledges that the Manager cannot assure, and assumes no responsibility for, equality among all accounts and customers;

(iii)	affiliates of the Manager and officers, directors and employees of the Manager and such affiliates of the Manager may engage in transactions, or cause or advise other customers to engage in transactions, which may differ from or be identical to transactions engaged in by the Manager for the Account and the Principal acknowledges that the Manager and affiliates of the Manager and officers, directors and employees of the Manager and such affiliates of the Manager may at any time acquire, increase, decrease or dispose of positions in securities or other assets which are, at the same time being acquired, held or disposed of for the Account; and

(iv)	the Manager shall not have any obligation to recommend any transaction or initiate the purchase or sale of any Investment for the Account which any of such affiliates or any of the officers, directors or employees of Manager or such affiliates may engage in for their own accounts or the account of any other customer, except as otherwise required by applicable law;
(c)	the Manager may aggregate sales and purchase orders for the Account with similar orders being made concurrently for other accounts managed by the Manager, if in the Manager’s reasonable judgment such aggregation shall result in an overall economic benefit to the Account, taking into consideration the selling or purchase price, brokerage commission and other expenses; in such case the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the Account; and

(d)	in order that the negotiability or transferability of the Investments shall not be limited and notwithstanding the provisions of Section 8 of this Agreement, the Principal acknowledges that every person or entity dealing with the Manager shall be justified and protected in relying upon the authority of the Manager to act for and on behalf of the Principal and the Participants in the purchase, sale, transfer or other acquisition or disposition of Investments and shall not be required to ascertain whether the approval or direction of the Principal or its representatives has been obtained.
10.	Manner Representations. The Manager represents to and agrees with the Principal that the terms of this Agreement do not violate any obligation by which the Manager is bound, whether arising by contract, operation of law or regulation, or otherwise, and that this Agreement has been duly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding agreement of the Manager enforceable in accordance with its terms, and the Manager has full power and authority to enter into this Agreement and to perform its duties hereunder.

11.	Principal Representations. The Principal represents to and agrees with the Manager that:
(a)	the terms of this Agreement do not violate any obligation by which the Principal is bound, whether arising by contract, operation of law or regulation, or otherwise;

(b)	the Principal is the sole owner of the assets covered hereby and such assets are free and clear of any and all liens and restrictions on their transfer or sale, except for applicable transfer restrictions under various securities laws;

(c)	this Agreement has been duly authorized, executed and delivered by the Principal and constitutes a legal, valid and binding agreement of the Principal enforceable in accordance with its terms, and the Principal has full power and authority to enter into this Agreement and to perform its duties hereunder;

(d)	the Principal is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

(e)	it is not a “Benefit Plan Investor,” as defined under ERISA;

(f)	it is a “qualified purchaser” within the meaning given to such term in the Investment Company Act of 1940, as amended,

(g)	the representations and warranties contained herein shall continue and remain in effect during the term of this Agreement, and, if at any time during the term of this Agreement any event occurred which would make any of these foregoing representations untrue, incomplete or inaccurate in any respect, the Principal will promptly notify the Manager of such event.
12.	Insurance Department Examination. The Principal and the Manager understand and agree that the New Hampshire Department of Insurance, or such other insurance departments of those states in which the Principal is licensed to transact business, shall be entitled to inspect the records of the Manager relating to the Principal’s Investments in the Account.

13.	Insolvency. In the event of the insolvency, bankruptcy or receivership of the Principal, all or any portion of the Principal’s Proportionate Share of the Account may be withdrawn by the trustee, receiver, conservator or other successor in interest of the Principal under the terms of this Agreement.
14.	Compensation and Reimbursement of Manager. The Manager shall receive a quarterly management fee (the “Management Fee”) calculated as follows:
{(the market value under US GAAP of all cash and securities in the Account on the first day of each calendar quarter plus the market value under US GAAP of all cash and securities in the Account on the last day of that same calendar quarter) divided by two} times .00045.
The Principal shall pay its Proportionate Share of the Management Fee and its Proportionate Share of all reasonable costs and expenses incurred by the Manager in performing its obligations under this Agreement, including but not limited to commissions, transaction fees and custodial fees for the Account (the “Account Expenses”). The Principal’s Proportionate Share of the Management Fee, along with its Proportionate Share of any related Account Expenses, shall be billed to the Principal on a quarterly basis, or in such other manner as mutually agreed to by the Manager and Principal in writing. Compensation amounts owing between the parties shall be settled between the parties on a quarterly basis and payments of amounts owing shall be made within 45 days after the end of the calendar quarter.

15.	Indemnification of Manager. The Principal shall indemnify the Manager and hold the Manager harmless from and against all actions, claims, demands, liabilities, losses, damages or expenses of whatever kind, including without limitation, attorneys’ fees, sustained or incurred by the Manager or any of its nominees in carrying out its authority or duties under this Agreement, unless resulting from its gross negligence or willful misconduct, provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights which the Principal may have under applicable securities or other laws.

16.	Termination of Agreement. This Agreement may be terminated: (i) at the end of any business day by the Principal upon prior written notice to the Manager; or (ii) at any time by the Manager upon one hundred and eighty (180) days’ written notice to the Principal. In either event, Principal’s Proportionate Share shall be disbursed as set forth in Section 6 above.

17.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, or another nationally recognized arbitration association mutually agreed upon by the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. All arbitration expenses shall be borne equally by the Manager and the Principal. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 17 do not constitute a waiver of any right provided by any applicable law, including the right to choose the forum, whether arbitration or adjudication, in which to seek resolution of disputes.

18.	No Partnership Created. Nothing herein contained shall constitute the Principal as a partner of the Manager or as a partner of the Participants.

19.	Governing Law. This Agreement will be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of New Hampshire.

20.	Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that this Agreement shall not be assignable by the Principal to any entity or person without the consent of the Manager; except, however, that this Agreement shall not be assignable by the Principal to any other entity or person or enure to any successor of the Principal that is not an insurance entity. Should any successor of the Principal be a non-insurance entity, this Agreement shall terminate and the Principal’s Proportionate Share shall be disbursed to such valid successor as set forth in Section 6 herein.

21.	Complete Agreement, Waivers, Amendments, Etc. This Agreement supersedes all prior agreements relating to the subject matter hereof and constitutes the complete agreement of the Principal and Manager with respect to the subject matter hereof. No waiver of any rights under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform will be deemed to be a waiver of any future such right or of any other right arising under this Agreement. No amendment to the terms and conditions of this Agreement shall be deemed effective unless it shall be in writing and signed by each of the parties hereto.

22.	Enforceability. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Agreement shall be construed and enforced as if such provisions had not been included.

23.	Headings. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

24.	Notice. Notices required or permitted hereunder will be in writing and shall be mailed, hand-delivered or telefaxed to the addresses given below or to such other addresses as the parties may hereafter specify, and will be deemed given:
a)	When delivered to an authorized officer of either party;

b)	Three days after mailing by prepaid first class to an authorized officer of either party; or

c)	When a telefax is confirmed in writing as being received by the party receiving notification.
25.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which will constitute together but one and the same document.
This Agreement was executed in duplicate originals by the Principal and Manager as of the date first written above.

(“Principal”) COLORADO CASUALTY INSURANCE COMPANY

By: Michael J. Fallon
Its: Vice President, Chief Financial Officer and Treasurer

(“Manager”) LIBERTY MUTUAL INVESTMENT ADVISORS LLC

By: A. Alexander Fontanes
Its: Vice President

Exhibit A
PERMITTED INVESTMENTS
Investments will be made in short-term obligations maturing within 365 days or less of purchase. Investments shall be limited to those eligible under the general laws concerning the investment of insurance company assets in New Hampshire, including:
•	Obligations issued or guaranteed by the United States Government or by any of its agencies or instrumentalities.

•	Commercial Bank Obligations, such as Certificates of Deposit, Banker’s Acceptances of U.S. Banks which have total assets in excess of $500 million, and the obligations of the 50 largest foreign banks in terms in assets with branches or agencies in the United States that are rated one or two by the Securities Valuation Office of the NAIC or that have a rating equivalent to a Securities Valuation Office rating of one or two made by a statistical rating organization that is nationally recognized and recognized by the Securities Valuation Office.

•	Certificates of Deposit issued by Savings Associations which have assets in excess of $500 million and which are members of the Federal Deposit Insurance Corporation that are rated one or two by the Securities Valuation Office of the NAIC or that have a rating equivalent to a Securities Valuation Office rating of one or two made by a statistical rating organization that is nationally recognized an recognized by the Securities Valuation Office and have:
i)	A remaining maturity of 365 days or less or a put that entitles the holder to receive the principal amount of the obligation which put may be exercised through maturity at specified intervals not exceeding 365 days; or

ii)	A remaining maturity of 365 days or less and a floating interest rate that resets no less frequently than quarterly on the basis of a current short-term index (federal funds, prime rate, treasury bills, London InterBank Offered Rate (LIBOR) or (commercial paper) and is subject to no maximum limit, if the obligations do not have an interest rate that varies inversely to market interest rate changes;
•	Commercial Paper (including asset-backed commercial paper) rated one or two by the Securities Valuation Office or that have a rating, equivalent to a Securities Valuation Office rating of one or two made by a nationally recognized statistical rating organization recognized by the Securities Valuation Office.

•	Corporate or Taxable Obligations, maturing in 365 days or less at the time of purchase, with the three highest, investment grades assigned by Standard & Poor’s Corporation (AAA, AA, or A) or Moody’s Investors Service, Inc. (Aaa, Aa, or A).

•	Repurchase Agreements may be made by the Manager in respect to any of the securities described above.

•	All Investments shall be restricted to United States dollar denomination.

•	Excluded from Investments shall be initial offerings and public offerings.

•	Obligations issued or guaranteed by the Govt. of Canada or securities which are of substantially the same kind, class and investment grades as U.S. securities outlined in this policy that are rated one or two by the Securities Valuation Office of the NAIC or that have a rating equivalent to a Securities Valuation Office rating of one or two made by a statistical rating organization that is nationally recognized and recognized by the Securities Valuation Office.

•	Government money market mutual funds or Class 1 Exempt funds which (a) invest only in obligations issued, guaranteed or insured by the United States or collateralized repurchased agreements composed of these obligations and (b) are qualified for investment without a reserve under the Purposes and Procedures Manual of the Securities Valuation Office or any successor publication.